Exhibit 99.1

Intuitive Appoints Don Kania, Ph.D. to its Board of Directors
SUNNYVALE, Calif., Aug. 01, 2018 - Intuitive Surgical, Inc. (Nasdaq: ISRG), the pioneer and a global technology leader in robotic-assisted, minimally invasive surgery, today announced the appointment of Don Kania, Ph.D. to its board of directors, effective July 31, 2018.
“Dr. Kania has deep scientific and leadership expertise, and we look forward to his contributions to our team,” said Intuitive CEO Gary Guthart.
Kania, 63, has more than 25 years of experience in scientific research and development, global operations, and manufacturing. Most recently, Kania served as CEO and president of FEI Company until its 2016 acquisition by Thermo Fisher Scientific Inc. Kania also held various positions at Veeco Instruments Inc., ultimately as chief operating officer.
Kania currently serves on the board of directors of Aldevron, LLC, and previously served as board member and chairman of the audit committee of American Science and Engineering, Inc. He also serves as an advisor to several privately held life sciences companies.
Dr. Kania received his Ph.D. in Engineering and Master’s degree in physics from the University of Michigan.
About Intuitive Surgical, Inc.
Intuitive Surgical, Inc. (Nasdaq: ISRG), headquartered in Sunnyvale, Calif., is the pioneer and a global technology leader in robotic-assisted, minimally invasive surgery. Intuitive develops, manufactures and markets the da Vinci surgical system. The company strives to make surgery more effective, less invasive and easier on surgeons, patients and their families.
About the da Vinci Surgical System
There are several models of the da Vinci surgical system. The da Vinci surgical systems are designed to help surgeons perform minimally invasive surgery. Da Vinci systems offer surgeons high-definition 3D vision, a magnified view, and robotic and computer assistance. They use specialized instrumentation, including a miniaturized surgical camera and wristed instruments (i.e., scissors, scalpels and forceps) that are designed to help with precise dissection and reconstruction deep inside the body.
For more information, please visit the company’s website at www.intuitivesurgical.com.
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